Exhibit 99.1

FROM:

Accredited Home Lenders Holding Co.

15253 Avenue of Science

San Diego, CA 92128

Rick Howe, 858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED RECEIVES ADDITIONAL NASDAQ NOTICE

SAN DIEGO, May 15, 2007 – Accredited Home Lenders Holding Co. (NASDAQ:LEND) (“Accredited” or “Company”) announced today that the Company received an additional deficiency notice from NASDAQ Listing Qualifications Staff on May 14, 2007 due to the delay in the filing of the Company’s Form 10-Q for the quarter ended March 31, 2007, as required by NASDAQ Marketplace Rule 4310(c)(14). The notice was required by NASDAQ rules due to the Company’s announcement on May 11, 2007 that it will not file its Form 10-Q prior to the expiration of the 12b-25 extension period.

As previously announced, Accredited received a notice of non-compliance from NASDAQ on March 16, 2007 because of the delay in the filing of the Company’s Form 10-K for the fiscal year ended December 31, 2006. In response to that notice, Accredited requested a hearing before a NASDAQ Listing Qualifications Panel. At the hearing, which was held on May 3, 2007, the Company presented its plan to regain compliance with NASDAQ’s filing requirement. The NASDAQ Listing Qualifications Panel has not rendered a determination in this matter to date.

NASDAQ has provided Accredited with the opportunity to make a submission in response to the most recent notice by May 21, 2007. The Company intends to provide a timely submission to NASDAQ for its review.

About Accredited

Accredited Home Lenders Holding Co. is a mortgage company operating throughout the U.S. and in Canada. Accredited originates, finances, securitizes, services, and sells non-prime mortgage loans secured by residential real estate. Founded in 1990, the company is headquartered in San Diego. Additional information may be found at www.accredhome.com.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 relating to the Company’s continued listing on NASDAQ. These forward-looking statements involve a number of risks and uncertainties, including the Company’s ability to complete its 2006 audit, file its annual report on Form 10-K for the year ended December 31, 2006 and quarterly report on Form 10-Q for the quarter ended March 31, 2007, make other required filings with NASDAQ, the Securities and Exchange Commission and other regulatory authorities, and other risk factors as outlined in Accredited Home Lenders Holding Co.’s annual report on Form 10-K for the year ended December 31, 2005, its reports on Form 10-Q for the first, second and third quarters of 2006, and other documents filed by the Company with the Securities and Exchange Commission. These and other factors could cause the Company’s actual results to differ materially from what it projects or contemplates in its forward-looking statements. The Company cautions readers that the non-prime mortgage industry and the Company’s business are subject to numerous significant risks and uncertainties.